THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AMERICAN DAIRY, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Right to Purchase [______] shares of Common Stock
of American Dairy, Inc.
(subject to adjustment as provided herein)

AMENDED AND RESTATED
COMMON STOCK PURCHASE WARRANT

No.	Issue Date: November __, 2008

AMERICAN DAIRY, INC., a corporation organized under the laws of the State of Utah (the "Company"), hereby certifies that [_______________], whose address is _________________________________________, or its assigns (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company at any time after October 3, 2006 (the "Issue Date"), until 5:00 p.m., E.S.T on October 3, 2012 (the "Expiration Date"), up to [_____] fully paid and non-assessable shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), at a per share price of $14.50. The aforedescribed price per share, as adjusted from time to time as herein provided, is referred to herein as the "Exercise Price." The number and character of such shares of Common Stock and the Exercise Price are subject to adjustment as provided herein. The Company may reduce the Exercise Price without the consent of the Holder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the "Subscription Agreement"), dated of October 2, 2006, entered into by the Company and the original holders of the Warrants.

This Warrant amends and restates it is entirety that certain Warrant (the “Existing Warrant”) between the parties dated October 2, 2006 (the “Closing Date”), it being the intention of the parties that all of the terms of the Existing Warrant, as amended hereby, are restated in and are replaced by the terms of this Warrant, but this Warrant shall not be deemed or construed to have been issued in payment, satisfaction, cancellation or novation of the Existing Warrant.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term "Company" shall include American Dairy, Inc. and any corporation which shall succeed or assume the obligations of American Dairy, Inc. hereunder.

(b) The term "Common Stock" includes (i) the Company's Common Stock, $0.001 par value per share, as authorized on the date of the Subscription Agreement, and (ii) any other securities into which or for which any of the securities described in (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(c) The term "Other Securities" refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the holder of the Warrant at any time shall be entitled to receive, or shall have received, on the exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 2 or otherwise.

1. Exercise of Warrant.

1.1 Number of Shares Issuable upon Exercise. From and after the Issue Date through and including the Expiration Date, the Holder hereof shall be entitled to receive, upon exercise of this Warrant in whole in accordance with the terms of Sub-section 1.2 or upon exercise of this Warrant in part in accordance with Sub-section 1.3, the number of shares of Common Stock of the Company set forth in the first paragraph of this Warrant, subject to adjustment pursuant to Section 2. No fractional shares will be issued; therefore, in the event that the number of shares of Common Stock due hereunder is not a whole number, the Company shall round up to the nearest whole share the number of such shares due.

1.2 Full Exercise. This Warrant may be exercised in full by the Holder hereof by delivery of an original or facsimile copy of the form of subscription attached as Exhibit A hereto (the "Subscription Form") duly executed by such Holder and surrender of this Warrant to the Company at its principal office or at the office of its Warrant Agent (as provided hereinafter), accompanied by (subject to Sub-section 1.7) payment, in cash, wire transfer or by certified or official bank check payable to the order of the Company, in the amount obtained by multiplying the number of shares of Common Stock for which this Warrant is then exercisable by the Exercise Price then in effect.

1.3 Partial Exercise. This Warrant may be exercised in part (but not for a fractional share) by surrender of this Warrant in the manner and at the place provided in Sub-section 1.2 except that the amount payable by the Holder on such partial exercise shall be the amount obtained by multiplying (a) the number of whole shares of Common Stock designated by the Holder in the Subscription Form by (b) the Exercise Price then in effect. On any such partial exercise, the Company, at its expense, will forthwith issue and deliver to or upon the order of the Holder hereof a new Warrant of like tenor, in the name of the Holder hereof or as such Holder (upon payment by such Holder of any applicable transfer taxes) may request, the whole number of shares of Common Stock remaining for which such Warrant may still be exercised.

1.4 Company Acknowledgment. The Company will, at the time of the exercise of the Warrant, upon the request of the Holder hereof, acknowledge in writing its continuing obligation to afford to such Holder any rights to which such Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to such Holder any such rights.

1.5 Trustee for Warrant Holders. In the event that a bank or trust company shall have been appointed as trustee for the Holder of the Warrants pursuant to Sub-section 2.2, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

1.6 Delivery of Stock Certificates, etc. on Exercise. The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder hereof as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as provided for in Sub-sections 1.2, 1.3 or 1.7. As soon as practicable after the exercise of this Warrant in full or in part, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the Holder hereof, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock (or Other Securities or property) to which such Holder shall be entitled on such exercise.

1.7  Cashless Exercise.

(a) Notwithstanding anything to the contrary in this Section 1, in lieu of making the payments specified in accordance with Sub-sections 1.2 and 1.3 of this Warrant, the Holder may elect, in the Subscription Form, to exercise without paying in cash (“Cashless Exercise”) all or part of this Warrant and to receive, a number of shares of Common Stock equal to the number of shares of Common Stock that the Holder would receive had the Holder paid the aggregate Exercise Price reduced by that number of shares of Common Stock equal to the quotient obtained by dividing (x) the aggregate Exercise Price (assuming no Cashless Exercise) to be paid by (y) the Current Market Price in effect on such day of election of Cashless Exercise under this Section 1.7 for one share of Common Stock.

(b) For purposes of this Section 1.7, the following terms shall have the meaning indicated:

(i) “Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on the earlier of the Trading Day immediately preceding the relevant date and the day before the “ex” date. For purpose of this paragraph, the term “ex” date, (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective. If another issuance, distribution, subdivision or combination to which this Sub-section applies occurs during the period applicable for calculating “Current Market Price”, “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.

(ii) “Closing Sale Price” of the shares of Common Stock on any date means (i) if the Common Stock is primarily traded on a national securities exchange, the last sale price on such national securities exchange on the applicable day, or if no sale occurred on such day, the mean between the closing “bid” and “asked” prices on such day, (ii) if the principal market for Common Stock is in the over-the-counter market, the closing sale price on the applicable day as published by The NASDAQ Stock Market, Inc. or similar organization, or if such price is not so published on such day, the mean between the closing “bid” and “asked” priced, if available on such day, which prices may be obtained from any reputable pricing service, broker or dealer, and (ii) if neither clause (i) nor clause (ii) is applicable, the fair market value as determined in good faith by the Board of Directors of the Company. The Closing Sale Price shall be determined based on regular market hours without reference to extended after hours trading or pre-market trading.

(iii) “Trading Day” shall mean (x) if the applicable security is quoted on NYSE Euronext or another national securities exchange, a day on which NYSE Euronext, or other applicable national securities exchange is open for business, or (y) if the applicable security is not so listed, admitted for trading or quoted, any day other than a Saturday or Sunday or a day in which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

2. Adjustment for Reorganization, Consolidation, Merger, etc.

2.1 Reorganization, Consolidation, Merger, etc. In case at any time or from time to time, the Company shall (a) effect a reorganization, (b) consolidate with or merge into any other person or (c) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case, as a condition to the consummation of such a transaction, notice shall be provided to the Holder of this Warrant as set forth in this Section 2.1 and proper and adequate provision shall be made by the Company whereby the Holder of this Warrant, on the exercise hereof as provided in Section 1, at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, shall receive, in lieu of the Common Stock (or Other Securities) issuable on such exercise prior to such consummation or such effective date, the stock and Other Securities and property (including cash) to which such Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Holder had so exercised this Warrant, immediately prior thereto, all subject to further adjustment thereafter as provided in this Section 2. In each case of (a), (b) or (c) in this Section 2.1, the Company shall provide written notice to the Holder in accordance with Section 9 hereof at the earliest practicable time (in any event, not less than fifteen (15) days before any record date or other date set for definitive action) of the date on which the books of the Company will close or a record will be taken for determining holders of Common Stock entitled to participate in any such reorganization, consolidation, merger, sale or dissolution, as the case may be.

2.2 Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and Other Securities and property (including cash, where applicable) receivable by the Holder of this Warrant upon exercise of this Warrant after the effective date of such dissolution pursuant to this Section 2, to a bank or trust company (a "Trustee") having its principal office in New York, NY, as trustee for the Holder of the Warrants.

2.3 Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 2, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the Other Securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in this Section 2. In the event this Warrant does not continue in full force and effect after the consummation of the transaction described in this Section 2, then only in such event will the Company's securities and property (including cash, where applicable) receivable by the Holder of the Warrants be delivered to the Trustee as contemplated by Sub-section 2.2.

2.4 Extraordinary Events Regarding Common Stock. (a) In the event that the Company shall (i) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Sub-section 2.4.

(b) In case the Company shall issue rights or warrants to all holders of its outstanding shares of Common Stock entitling them (for a period expiring within forty-five (45) days after the date fixed for determination of shareholders entitled to receive such rights or warrants) to subscribe for or purchase shares of Common Stock at a price per share less than the Exercise Price immediately preceding the date such distribution is first publicly announced by the Company, the Exercise Price shall be adjusted so that the same shall equal the rate determined by multiplying the Exercise Price in effect immediately prior to the date fixed for determination of shareholders entitled to receive such rights or warrants by a fraction,

(i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for determination of shareholders entitled to receive such rights or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at a price equal to the Exercise Price immediately preceding the date such distribution is first publicly announced by the Company, and

(ii) the denominator of which shall be the number of shares of Common Stock outstanding on the date fixed for determination of shareholders entitled to receive such rights or warrants plus the total number of additional shares of Common Stock offered for subscription or purchase, such adjustment shall be successively made whenever any such rights or warrants are issued, and shall become effective immediately after the opening of business on the day following the date fixed for determination of shareholders entitled to receive such rights or warrants. If such rights or warrants are not so issued, the Exercise Price shall again be adjusted to be the Exercise Price that would then be in effect if such date fixed for the determination of shareholders entitled to receive such rights or warrants had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at a price less than the Exercise Price immediately preceding the date such distribution is first publicly announced by the Company, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors of the Company.

Rights or warrants distributed by the Company to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Sub-section (and no adjustment to the Exercise Price under this Sub-section will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Exercise Price shall be made under this Sub-section 2.4(b). If any such rights or warrants, including any such existing rights or warrants distributed prior to the date of this Warrant, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Exercise Price under this Sub-section was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Exercise Price shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Exercise Price shall be readjusted as if such rights and warrants had not been issued.

No adjustment of the Exercise Price shall be made pursuant to this Sub-section 2.4(b) in respect of rights or warrants distributed or deemed distributed on any Trigger Event to the extent that such rights or warrants are actually distributed, or reserved by the Company for distribution to holders of the Company’s 7.75% Convertible Notes (the “Notes”) upon conversion by such holders of Notes to Common Stock.

(c) If the Company shall issue or sell its Common Stock at a price per share less than the Exercise Price then in effect, or shall issue or sell any securities convertible, exchangeable, or exercisable into Common Stock at a price per share less than the Exercise Price then in effect, the Exercise Price shall be decreased such that the Exercise Price is equal to the lowest price or per share at which the Company has issued or sold its Common Stock after October 1, 2008 such adjustment to take effect as of the date of the issuance or sale of such Common Stock; provided, however, that no adjustment shall he made to the Exercise Price for (i) the issuance of Common Stock pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to October 1, 2008 or the Notes, (ii) the issuance of Common Stock or any other securities exercisable into shares of Common Stock pursuant to exercise of stock options granted or reserved under the Company’s employee stock options existing on October 1, 2008 or adopted thereafter, or (iii) the issuance, after October 1, 2008, of Common Stock or any other securities exercisable into shares of Common Stock issued or granted to third-party consultants or employees of the Company and its subsidiaries under the Company’s employee stock options or pursuant to written contractual arrangements relating to the compensation for the services rendered to the Company or its subsidiaries by such consultants or employees, to the extent that all such shares or securities issued under subclauses (ii) or (iii) in this paragraph, in the aggregate, on a cumulative basis and without double counting, do not exceed five percent (5%) of the Common Stock of the Company issued and outstanding immediately prior to such issuance.

(d) The Company may make such increases in the Exercise Price, in addition to those required by Sub-section 2.4 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

(e) The Exercise Price, as so adjusted pursuant to Sub-section 2.4, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Sub-section 2.4. The number of shares of Common Stock that the Holder of this Warrant shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Sub-section 2.4) be issuable on such exercise by a fraction of which (a) the numerator is the Exercise Price that would otherwise (but for the provisions of this Sub-section 2.4) be in effect, and (b) the denominator is the Exercise Price in effect on the date of such exercise.

(f) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate; provided that any adjustments that by reason of this Sub-section 2.4 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Sub-section 2.4 shall be made by the Company and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

(g) Whenever the Exercise Price is adjusted as herein provided, the Company shall follow the procedures for the issuance of a Certificate of Adjustments as set forth below in Sub-section 2.5.

(h) For purposes of this Section, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.

2.5 Certificate as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of the Warrants, the Company at its expense will promptly cause its Chief Executive Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant. The Company will forthwith mail a copy of each such certificate to the Holder of the Warrant and any Warrant Agent of the Company (appointed pursuant to Section 8 hereof).

3. Reservation of Stock, etc. Issuable on Exercise of Warrant; Financial Statements. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of the Warrants, all shares of Common Stock (or Other Securities) from time to time issuable on the exercise of the Warrant. This Warrant entitles the Holder hereof to receive copies of all financial and other information distributed or required to be distributed to the holders of the Company's Common Stock.

4. Assignment; Exchange of Warrant. Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a "Transferor"). On the surrender for exchange of this Warrant, with the Transferor's endorsement in the form of Exhibit B attached hereto (the "Transferor Endorsement Form"), the Company at its expense, but with payment by the Transferor of any applicable transfer taxes, will issue and deliver to or on the order of the Transferor thereof a new Warrant or Warrants of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a "Transferee"), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant so surrendered by the Transferor. No such transfers shall result in a public distribution of the Warrant.

5. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.

6. Registration Rights. The Holder of this Warrant has been granted certain registration rights by the Company. These registration rights are set forth in the Subscription Agreement and the Registration Rights Agreement. The terms of the Subscription Agreement and the Registration Rights Agreement are incorporated herein by this reference.

7. Warrant Agent. The Company may, by written notice to the Holder of the Warrant, appoint an agent (a “Warrant Agent”) for the purpose of issuing Common Stock (or other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 4, and replacing this Warrant pursuant to Section 5, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such Warrant Agent.

8. Transfer on the Company's Books. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

9. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served or hand delivered, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by express courier service with charges prepaid, or (iv) transmitted by facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) if personally served, when served, or upon hand delivery, (ii) if mailed, on the third business day after deposit in first class mail with postage prepaid and properly addressed, (iii) if by express courier service, when received, and (iv) if by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below, on the day transmitted (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such transmittal (if delivered other than on a business day during normal business hours where such notice is to be received). The addresses for such communications shall be: (i) if to the Company, to: American Dairy, Inc., Star City International Building, 10, Jiuxianqiuo Road, C-16th Floor, Chaoyang, Beijing, People's Republic of China, Attn: Jonathan Chou, Chief Financial Officer, facsimile number: 86 10 6435 4831, with a copy by facsimile only to: Mark L. Hanson, Esq., Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309, facsimile number: (404) 581-8330, or to such other address as may be hereafter notified in accordance with this Section 9 by the Company to the Holder; and (ii) if to the Holder, to the address and facsimile number indicated in the first paragraph of this Warrant, or to such other address as may be hereafter notified in accordance with this Section 9 by the Holder to the Company.

10. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with and governed by the laws of New York. Each party hereto: (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive jurisdiction of the courts of the State of New York in New York County, City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and agrees not to plead or claim the same; and (c) agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

Witness:	AMERICAN DAIRY, INC.

By:
Name:
Title: